Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
November 8, 2005	Geoff High
Pfeiffer High Investor Relations, Inc.

303-393-7044

DYNAMIC MATERIALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Selected Highlights

•                                          Third quarter operating income advances 126% on 68% increase in Q3 revenue

•                                          Backlog at DMC’s Explosive Metalworking Group improves to $34.1 million

•                                          Third quarter sales at Explosive Metalworking Group and AMK Welding division increase 69% and 44%, respectively

BOULDER, Colo. – November 8, 2005 – Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates and associated services, today reported financial results for its third quarter ended September 30, 2005.  It is important to note that the per-share amounts and shares outstanding discussed in this news release do not reflect the recent 2-for-1 split of DMC’s common stock, which occurred subsequent to the close of the third quarter.

Sales in the quarter advanced 68% to $20.2 million versus $12.1 million in the third quarter last year.  Sequentially, sales increased 10% versus sales of $18.4 million in this year’s second quarter. Gross profit margin improved to 31% from 27% in the same period last year and 28% in this year’s second quarter.  Income from operations increased 126% to $4.4 million versus $1.9 million in last year’s third quarter.  Third quarter operating income was up 28% versus the $3.4 million reported in the second quarter.

Third quarter net income improved 278% to $3.2 million, or $0.52 per diluted share, versus net income of $0.8 million, or $0.16 per diluted share, in the third quarter last year. Sequentially, third quarter net income increased 49% versus net income of $2.1 million, or $0.35 per diluted share, in this year’s second quarter. Diluted shares outstanding increased to 6,067,571 from 5,416,542 in last year’s third quarter and 6,026,669 in the second quarter.

Net income in this year’s third quarter and year-to-date periods was positively impacted by approximately $254,000, or $0.04 cents per diluted share, in federal and state tax benefits that were identified and claimed on either original 2004 or amended prior-year tax returns that were filed during the third quarter.  Based upon these tax credits and a reduction in the expected effective state income tax rate that is attributable to recent divestitures and other changes to DMC’s business, the company now estimates that its consolidated effective tax rate for the full year 2005 will be approximately 34%.  Following 2005, management expects its consolidated effective tax rate to be in the 36% to 37% range.  Bottom-line results in last year’s third quarter were impacted by a loss from discontinued operations of $0.3 million, or $0.05 per diluted share, which was associated with the company’s former Spin Forge division.

Explosive Metalworking Group

Third quarter sales at DMC’s Explosive Metalworking Group advanced 69% to $19.2 million from $11.3 million in last year’s third quarter, and were up 11% versus sales of $17.2 million in the second quarter.

Operating income increased 122% to $4.1 million from $1.9 million in the comparable period last year, and was up 33% from the $3.1 million reported in the second quarter.  The Group ended the quarter with an order backlog of $34.1 million, up from a backlog of $33.2 million reported at the end of this year’s second quarter.

AMK Welding

Third quarter sales from the company’s AMK Welding division increased 44% to $1.1 million from $0.7 million in last year’s comparable quarter.  AMK’s sales in this year’s second quarter also were $1.1 million. The division reported third quarter operating income of $258,000 versus $78,000 in the third quarter last year and $343,000 in the second quarter. The year-over-year improvements reflect the second quarter commencement of production work on a previously discussed ground-based turbine project.  The slight sequential decline resulted from late-stage modifications to the turbine’s design, which have now been completed.

Management Commentary

Yvon Cariou, president and CEO, said, “The third quarter was another very strong period for DMC as a whole and for our Explosive Metalworking Group in particular.  Our ability to achieve solid revenue growth and concurrently increase our order backlog is indicative of the robust market conditions we have been addressing during the past year.”

Cariou said the worldwide oil and gas, petrochemical, and hydrometallurgy sectors remain very active, which has fueled considerable investment in new capital equipment and infrastructure projects that incorporate clad metals.  “Many of our customers are working to keep pace with demand for their products,” Cariou said.  “In no industry is this more evident than in the oil and gas refining sector, which is one of our largest target markets.”

Rick Santa, chief financial officer, said that DMC’s customers will not be alone in their capacity expansion programs during the coming year.  “We are currently planning for significant investments in new capital equipment, facility expansions and shift additions during fiscal 2006,” Santa said.

Cariou said that DMC also will focus more attention on opportunities in China during the coming year.  “We have stated previously that our estimated worldwide market share for explosion-welded plates is in the range of 60%, excluding China.  As China’s barriers to international commerce continue to recede, we are working to address new opportunities that will increase our involvement in this important market.”

Cariou noted that it was in last year’s third quarter that DMC began to report sharp improvements in its financial performance versus the prior-year’s results.  “The strong performance was a direct reflection of rapidly improving market conditions and a successful corporate turnaround effort designed to eliminate unprofitable operations and streamline our business.  With a full year of results from this new phase of our business now recorded, we expect that the sharp quarter-over-quarter increases we have been reporting will begin to moderate.  In addition, given the very large contracts we are periodically awarded, we will likely experience fluctuations in our quarterly revenue and earnings performance.  However, given the robust demand within the markets we serve, we are encouraged about our opportunities for ongoing annualized growth through the next fiscal year.”

Nine-Month Results

Through nine months, sales increased 64% to $56.1 million compared with sales of $34.2 million at the nine-month mark last year. Gross profit margin improved to 29% from 24% in the respective periods. Income from operations increased 179% to $10.6 million compared with $3.8 million in the same period a year ago.

Net income at the nine-month mark advanced to $6.9 million, or $1.15 per diluted share, versus net income of $0.5 million, or $0.11 per diluted share, during the same period a year ago. Diluted shares outstanding increased to 6,014,281 from 5,392,441 in last year’s nine-month period.  This year’s nine-month net income was positively impacted by the previously discussed tax benefits, while last year’s net income through nine months was impacted by a loss from discontinued operations of $1.6 million, or $0.29 per diluted share, associated with the former Spin Forge division.

The Explosive Metalworking Group reported nine-month sales of $53.4 million, a 65% increase versus sales of $32.4 million at the nine-month mark a year ago. Operating income increased 170% to $10.1 million compared with $3.7 million during the same period a year prior. The improvement in operating income reflects both increased sales and more effective expense absorption within the division.

Nine-month sales at the AMK Welding division improved 52% to $2.7 million compared with $1.8 million during the comparable period last year. Operating income for the period improved to $485,000 compared with operating income of $44,000 during the same period a year ago.

Additional Development

DMC also reported that it has reached an agreement to sell the property purchase option rights associated with its former California-based Spin Forge division to the property owner for $2.3 million.  The transaction is currently scheduled to close in late January 2006 and is expected to result in a pre-tax gain of approximately $2.2 million that will be reported as discontinued operations.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including petrochemicals, refining, hydrometallurgy, aluminum smelting and shipbuilding.  The company operates two business segments: the Explosive Metalworking Group, which uses proprietary explosive processes to fuse dissimilar metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines.  With more than 30 years of international experience, DMC has captured a commanding share of the worldwide market for explosion-welded clad metals.  For more information, visit the company’s website at www.dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: the ability to obtain new contracts at attractive prices; the size and timing of customer orders; fluctuations in customer demand; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at the company’s facilities; the availability and cost of funds; and general economic conditions, both domestically and abroad; as well as the other risks detailed from time to time in the company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2004.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Dollars in Thousands, Except Per Share Data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
NET SALES	$20,238	$12,070	$56,124	$34,215
COST OF PRODUCTS SOLD	13,970	8,820	39,990	25,862
Gross profit	6,268	3,250	16,134	8,353
COSTS AND EXPENSES:
General and administrative expenses	1,020	529	2,726	2,102
Selling expenses	849	774	2,845	2,471
Total costs and expenses	1,869	1,303	5,571	4,573
INCOME FROM OPERATIONS OF CONTINUING OPERATIONS	4,399	1,947	10,563	3,780
OTHER INCOME (EXPENSE):
Other income (expense)	(8)	(5)	9	2
Interest expense	(65)	(117)	(233)	(351)
Interest income	2	6	22	18
INCOME BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	4,328	1,831	10,361	3,449
INCOME TAX PROVISION	1,176	696	3,445	1,343
INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS	3,152	1,135	6,916	2,106
DISCONTINUED OPERATIONS:
Loss from operations of discontinued operations, net of tax	—	(133)	—	(783)
Loss on sale of discontinued operations, net of tax	—	(168)	—	(787)
Loss from discontinued operations	—	(301)	—	(1,570)
NET INCOME	$3,152	$834	$6,916	$536
INCOME PER SHARE - BASIC:
Continuing operations	$0.54	$0.22	$1.24	$0.41
Discontinued operations	—	(0.06)	—	(0.31)
Net income	$0.54	$0.16	$1.24	$0.10
INCOME PER SHARE - DILUTED:
Continuing operations	$0.52	$0.21	$1.15	$0.40
Discontinued operations	—	(0.05)	—	(0.29)
Net income	$0.52	$0.16	$1.15	$0.11
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING -
Basic	5,824,251	5,122,225	5,570,697	5,106,287
Diluted	6,067,571	5,416,542	6,014,281	5,392,441
DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$—	$0.20	$—

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Cash and cash equivalents	$1,368	$2,404
Accounts receivable, net	14,109	13,936
Inventories	12,577	8,000
Other current assets	2,500	1,906
Total current assets	30,554	26,246
Property, plant and equipment, net	12,186	11,844
Deferred tax assets	896	—
Other long-term assets	5,449	5,663
Total assets	$49,085	$43,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$6,080	$6,041
Other current liabilities	5,366	4,519
Bank lines of credit	—	3,216
Current portion of long-term debt	565	3,186
Total current liabilities	12,011	16,962
Long-term debt	2,283	2,906
Deferred tax liabilities	1,412	729
Other long-term liabilities	3,082	3,086
Stockholders’ equity	30,297	20,070
Total liabilities and stockholders’ equity	$49,085	$43,753

DYNAMIC MATERIALS CORPORATION & SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Dollars in Thousands)

(unaudited)

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations	$6,916	$2,106
Adjustments to reconcile income from continuing operations to net cash provided by operating activities -
Depreciation and amortization	1,132	1,025
Amortization of capitalized debt issuance costs	33	61
Provision for deferred income taxes	(171)	1,265
Tax benefit related to stock options	2,477	—
Change in working capital, net	(5,843)	(1,600)
Net cash flows provided by operating activities	4,544	2,857
CASH FLOWS FROM INVESTING ACTIVITIES:
Payment received on other receivable	1,016	105
Acquisition of property, plant and equipment	(1,966)	(899)
Change in other non-current assets	218	(15)
Net cash flows used in investing activities	(732)	(809)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings / (repayments) on lines of credit, net	(3,302)	1,059
Payments on long-term debt	(1,778)	(1,712)
Payment of dividends	(1,155)	—
Net proceeds from issuance of common stock	1,481	98
Other cash flows from financing activities	23	361
Net cash flows used in financing activities	(4,731)	(194)
EFFECTS OF EXCHANGE RATES ON CASH	(117)	7
CASH FLOWS USED IN DISCONTINUED OPERATIONS	—	(1,807)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,036)	54
CASH AND CASH EQUIVALENTS, beginning of the period	2,404	522
CASH AND CASH EQUIVALENTS, end of the period	$1,368	$576